Exhibit 99.01

DexCom Inc. Reports Fourth Quarter and Full Year 2009 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-March 9, 2010) - DexCom, Inc. (Nasdaq:DXCM) today reported its audited financial results as of and for the quarter and fiscal year ended December 31, 2009.

For the full-year ended December 31, 2009, product revenue grew to $18.0 million, an increase of 122% from the $8.1 million in product revenue reported for 2008, and total revenue grew to $29.7 million, an increase of 202% from 2008. Product revenue totaled $6.6 million for the fourth quarter of 2009, an increase of 169% from the $2.5 million in product revenue reported for the comparable period in 2008. Total fourth quarter 2009 revenue, which included development grant and other revenue, was $10.5 million, an increase of 157% from the comparable period in 2008. Product gross margin (deficit) totaled $1.2 million and $(0.2) million for the three and twelve months ended December 31, 2009, compared to $(1.1) million and $(5.3) million for the three and twelve months ended December 31, 2008. The Company reported a net loss of $11.5 million, or $0.25 per share, and $53.5 million, or $1.21 per share, for the three and twelve months ended December 31, 2009, down from $14.4 million, or $0.49 per share, and $58.9 million, or $2.00 per share, for the three and twelve months ended December 31, 2008. The net loss for 2009 included $16.4 million in non-cash expenses, comprised primarily of share-based compensation, accretion of non-cash interest expense related to our convertible notes, depreciation, and amortization.

Total cost of sales for the twelve months ended December 31, 2009 totaled $26.0 million compared to $15.4 million for 2008. The increase was due to additional product sales and development expenses relating to our continuing performance obligations under development and collaboration agreements entered into during 2008. Research and development expense totaled $14.3 million compared to $19.6 million in 2008. Changes in research and development expense included lower salaries, consulting, and facility costs. Selling, general and administrative expense totaled $35.2 million in 2009 compared to $27.7 million in 2008, with the change primarily due to additional selling, marketing, and international business development costs, including increased share-based compensation. As of December 31, 2009, the Company had $28.0 million in cash and marketable securities, and $2.4 million in restricted cash. In January 2010, the Company completed a follow-on public offering, selling an aggregate of approximately 4.0 million shares of its common stock for net proceeds of approximately $33.1 million, after deducting underwriting discounts, commissions and estimated offering expenses.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “26277763” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ending December 31, 2009, as filed with the Securities and Exchange Commission on March 9, 2010.

FOR MORE INFORMATION:

Jess Roper

Vice President and Chief Financial Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	As of December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$3,577	$12,700
Short-term marketable securities, available-for-sale	24,439	14,368
Accounts receivable, net	3,490	1,118
Inventory, net	2,641	2,446
Prepaid and other current assets	2,773	1,426

Total current assets	36,920	32,058
Property and equipment, net	6,422	6,105
Restricted cash	2,414	4,270
Other assets	1,192	1,449

Total assets	$46,948	$43,882

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,745	$4,599
Accrued payroll and related expenses	4,406	2,115
Current portion of long-term debt	900	1,931
Current portion of deferred revenue	7,745	6,351

Total current liabilities	18,796	14,996
Long-term portion of deferred revenue	—	5,669
Other liabilities	840	889
Long-term debt, net of current portion	45,757	41,796

Total liabilities	65,393	63,350
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value per share, 5,000 shares authorized; no shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively.	—	—
Common stock, $0.001 par value per share, 100,000 authorized; 46,324 and 46,045 shares issued and outstanding, respectively, at December 31, 2009, and 30,103 and 29,824 shares issued and outstanding, respectively, at December 31, 2008	46	30
Additional paid-in capital	272,730	218,136
Accumulated other comprehensive income (loss)	(13)	50
Accumulated deficit	(291,208)	(237,684)

Total stockholders’ deficit	(18,445)	(19,468)

Total liabilities and stockholders’ deficit	$46,948	$43,882

DexCom, Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Product revenue	$6,632	$2,466	$18,036	$8,108
Development grant revenue	3,839	1,608	11,657	1,730

Total revenue	10,471	4,074	29,693	9,838
Product cost of sales	5,478	3,550	18,216	13,383
Development cost of sales	886	1,342	7,816	1,984

Total cost of sales	6,364	4,892	26,032	15,367

Gross margin (deficit)	4,107	(818)	3,661	(5,529)
Operating expenses
Research and development	4,172	4,571	14,294	19,629
Selling, general and administrative	9,397	7,349	35,200	27,669

Total operating expenses	13,569	11,920	49,494	47,298
Operating loss	(9,462)	(12,738)	(45,833)	(52,827)
Other income (loss)	(17)	34	—	34
Interest income	48	133	354	1,220
Interest expense	(2,098)	(1,874)	(8,045)	(7,283)

Net loss	$(11,529)	$(14,445)	$(53,524)	$(58,856)

Basic and diluted net loss per share	$(0.25)	$(0.49)	$(1.21)	$(2.00)

Shares used to compute basic and diluted net loss per share	45,980	29,701	44,347	29,487